Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Laura Nelson, +1 203 563 2929

NIELSEN REPORTS 4th QUARTER AND FULL YEAR 2019 RESULTS

•	2019 Revenues Decreased 0.3% on a Reported Basis and Increased 1.7% on a Constant Currency Basis, Above Guidance

•	2019 GAAP Diluted Net Loss per Share of $1.17; 2019 Adjusted Earnings per Share of $1.80, in Line with Guidance

•	Other Key Financial Metrics All in Line with Guidance

•	2020 Guidance Issued; Consistent with Medium-Term Growth Framework Communicated in November 2019

•	Separation of Media and Connect Tracking to be Completed within 12 Months of November 2019 Announcement

New York, USA – February 27, 2020 – Today, Nielsen Holdings plc (NYSE: NLSN) announced its fourth quarter and full year 2019 results. For the full year, revenues decreased 0.3% on a reported basis and increased 1.7% on a constant currency basis, which was above guidance, with Adjusted EBITDA, Adjusted EPS and Free Cash Flow all in line with guidance. Nielsen also issued 2020 guidance, which is consistent with the medium-term growth framework communicated in November 2019.

David Kenny, Chief Executive Officer, commented, “2019 was a year of tremendous change and progress at Nielsen and I’m extremely proud of the way our teams executed. We delivered solid results and achieved or beat the goals we set out for 2019. Our results reflect increased financial discipline and operational progress as we focused on building a strong foundation for the future.”

“In 2020, our top priority is to execute on our strategic growth plans for Nielsen Global Media and Nielsen Global Connect.  In Media, we are investing in our digital transformation and global adoption of One Media Truth, which we expect will result in faster growth over time. In Connect, the investments we’ve made in the Nielsen Connect platform and in automating operations have led to improved performance, and we continue to drive this turnaround. At the same time, we are making good progress on the planned separation of Global Media and Global Connect, which is targeted for completion within 12 months from the initial announcement in November 2019.  We believe that each business is well-positioned for success as a standalone company and remain confident that this separation is the best path forward to enhance strategic focus, growth and long-term shareholder value.”

Fourth Quarter 2019 Results

•	Fourth quarter revenues were $1,691 million, up 2.0% on a reported basis, or 2.7% on a constant currency basis, compared to the prior year.
•	Nielsen Global Media revenues increased 2.3% to $889 million on a reported basis, or 2.4% on a constant currency basis, compared to the prior year.
•

Audience Measurement revenues increased 0.8% on a reported basis, or 1.0% on a constant currency basis, primarily due to continued client adoption of our Total Audience Measurement system, partly offset by pressure in local television measurement.

•

Plan/Optimize revenues increased 6.0% on a reported and constant currency basis, driven in part by growth at Gracenote and outcome-based solutions and less pressure in Telecom than in prior quarters in 2019.

•	Nielsen Global Connect revenues increased 1.6% to $802 million on a reported basis, or 3.1% on a constant currency basis, compared to the prior year.
•	Measure revenues increased 0.6% on a reported basis, or 2.6% on a constant currency basis, reflecting stronger performance in retail measurement services and improved trends in Developed Markets.
•	Predict/Activate revenues increased 4.1% on a reported and constant currency basis, reflecting strength in analytics and innovation, partly offset by pressure in custom insights.
•

Net loss for the fourth quarter was $109 million, compared to net loss of $952 million in the fourth quarter of 2018. Net loss per share on a diluted basis for the fourth quarter was $0.31, compared to net loss per share on a diluted basis of $2.68 for the fourth quarter of 2018.  During the fourth quarter of 2019, Nielsen settled certain pension plans obligations and recorded a non-cash charge of $170 million, or $0.48 per share. Net loss was also impacted by higher depreciation and amortization expense, partially offset by lower restructuring charges. Net loss and net loss per share on a diluted basis for the fourth quarter of 2018 were each impacted by a charge relating to impairment of goodwill and other long-lived assets of $1,413 million and $3.98, respectively.

•

Adjusted earnings per share was $0.41 for the fourth quarter, compared to adjusted earnings per share of $0.51 in the prior year period, with higher depreciation and amortization and taxes year over year, partially offset by higher adjusted EBITDA.

•	Adjusted EBITDA for the fourth quarter was $492 million or up 0.8% compared to the prior year or up 1.4% on a constant currency basis.
•

Adjusted EBITDA margin decreased 33 basis points to 29.1% on a reported basis, or a decrease of 37 basis points on a constant currency basis, compared to the prior year, as productivity initiatives were more than offset by investments in growth initiatives.

Full Year 2019 Results

•	2019 revenues were $6,498 million, down 0.3% on a reported basis, or up 1.7% on a constant currency basis, compared to the prior year.
•	Nielsen Global Media revenues increased 1.9% to $3,441 million on a reported basis, or 2.6% on a constant currency basis, compared to the prior year.
•

Audience Measurement revenues increased 2.5% on a reported basis, or 3.0% on a constant currency basis, primarily due to continued client adoption of our Total Audience Measurement system, partly offset by pressure in local television measurement.

•

Plan/Optimize revenues increased 0.4% on a reported basis, or 1.6% on a constant currency basis, driven in part by growth at Gracenote and outcome-based solutions, partly offset by pressure in Telecom.

•	Nielsen Global Connect revenues decreased 2.6% to $3,057 million on a reported basis, or an increase of 0.7% on a constant currency basis, compared to the prior year.
•	Measure revenues decreased 2.3% on a reported basis, or an increase of 1.4% on a constant currency basis, reflecting stronger performance in retail measurement services.
•	Predict/Activate revenues decreased 3.3% on a reported basis, or 0.9% on a constant currency basis, reflecting pressure in innovation and custom insights, partially offset by strength in analytics.
•

Net loss for the year was $415 million, compared to net loss of $712 million in 2018. Net loss per share on a diluted basis was $1.17, compared to net loss per share on a diluted basis of $2.00 in 2018. During 2019, Nielsen recorded an impairment charge of $1,004 million, or $2.82 per share, related to the writedown of goodwill in the Connect segment as a result of the interim impairment assessment. Net loss was also impacted by the settlement of certain pension plans obligations and Nielsen recorded a non-cash charge of $170 million, or $0.48 per share. Net loss was impacted by higher depreciation and amortization expense and lower restructuring charges. Net loss and net loss per share on a diluted basis for 2018 were each impacted by a charge relating to impairment of goodwill and other long-lived assets of $1,413 million and $3.98, respectively.

•

Adjusted net earnings per share was $1.80, compared to $1.83 in the prior year and was in-line with our guidance of $1.77-$1.83 per share for the year. This reflected higher depreciation and amortization versus 2018, partially offset by higher adjusted EBITDA and tax favorability.

•	Adjusted EBITDA for the full year was $1,853 million or up 0.2% compared to the prior year or up 1.4% on a constant currency basis.
•

Adjusted EBITDA margin increased 12 basis points to 28.5% on a reported basis, or a decrease of 8 basis points on a constant currency basis, compared to the prior year, as productivity initiatives were more than offset by investments in growth initiatives.

Financial Position

•	As of December 31, 2019, Nielsen’s cash and cash equivalents were $454 million and gross debt was $8,309 million.
•	Net debt (gross debt less cash and cash equivalents) was $7,855 million and Nielsen’s net debt leverage ratio was 4.24x at the end of the year.
•

Cash flow from operations increased to $1,066 million for the full year of 2019, from $1,058 million in the prior year. Cash flow performance was primarily driven by lower employee annual incentive payments, lower retailer investments and lower restructuring payments, partially offset by working capital timing and higher interest and tax payments during the year ended December 31, 2019.

•	Cash taxes were $224 million for the full year of 2019, compared to $206 million in the prior year.
•	Net capital expenditures were $519 million for the full year of 2019, compared to $516 million in the prior year.
•	Free cash flow for the full year of 2019 increased to $547 million, compared to $542 million in the prior year.

Dividend

On February 20, 2020, our Board of Directors declared a quarterly dividend of $0.06 per share of Nielsen’s common stock. The dividend is payable on March 19, 2020 to shareholders of record at the close of business on March 5, 2020.

2020 Full Year Guidance

The Company is providing full year 2020 guidance, as highlighted below:

•	Total revenue growth on a constant currency basis: +1.5% to 3.0%
•	Adjusted EBITDA margin: 27.7% - 28.5%

•	Adjusted EBITDA: $1,830 - $1,910 million
•	Adjusted earnings per share: $1.67 - $1.80
•	Free cash flow: $530 - $580 million

These estimates exclude $350 - $400 million of separation-related costs.

2020 Guidance Non-GAAP Reconciliations

These reconciliations include preliminary forecasts based on current expectations and include certain assumptions on the classification and timing of certain separation-related costs and the tax deductibility of such costs.

The below table presents a reconciliation from forecasted revenue to revenue on a constant currency basis for our 2020 guidance:

(IN MILLIONS)	2020 Guidance		% Variance Constant Currency	2019 Revenue Constant Currency
Total Revenue	$	~6,640	1.5% - 3.0%	$6,495

The below table presents a reconciliation from Net Income/(Loss) to Adjusted EBITDA for our 2020 guidance:

(IN MILLIONS)
Net income/(Loss)	$(95) - $(65)
Interest expense, net	~390
Provision/(benefit) for income taxes	~190
Depreciation and amortization	~810
Restructuring charges	~100
Share-based compensation expense and Other	~135
Separation-related costs	~320
Adjusted EBITDA	$1,830 – $1,910

The below table presents a reconciliation from Net Income/(Loss) Attributable to Nielsen Shareholders to Adjusted Net Income to calculate Adjusted Earnings per Share (diluted) for our 2020 guidance:

(IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Net income/(loss) attributable to Nielsen shareholders	$(100) - $(50)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	~200
Restructuring charges	~100
Share-based compensation expense and Other	~135
Separation-related costs	~320
Tax effect of above items	~(65)
Adjusted earnings	$595 - $645
Adjusted earnings per share	$1.67 – $1.80

The below table presents a reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow for our 2020 guidance. This excludes $350 - $400 million of separation-related costs.

(IN MILLIONS)
Net cash provided by operating activities	$1,095 - $1,145
Less: Capital expenditures, net	~(565)
Free cash flow	$530 - $580

Conference Call and Webcast

Nielsen will hold a conference call to discuss today’s announcements at 8:00 a.m. U.S. Eastern Time (ET) on February 27, 2020. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-833-236-2755. Callers outside the U.S. can dial +1-647-689-4180.

A replay of the event will be available on Nielsen’s Investor Relations website, http://nielsen.com/investors, from 11:00 a.m. ET, February 27, 2020, until 11:59 p.m. ET, March 6, 2020. The replay can be accessed from within the U.S. by dialing +1-800-585-8367. Other callers can access the replay at +1-416-621-4642. The replay pass code is 7052334.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth above under “2020 Full Year Guidance,” those regarding our plan to spin-off Nielsen Global Connect as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include, without limitation, the expected benefits and costs of the spin-off transaction, the expected timing of completion of the spin-off transaction, the ability of Nielsen to complete the spin-off transaction considering the various conditions to the completion of the spin-off transaction (some of which are outside Nielsen’s control, including those conditions related to regulatory approvals), business disruption during the pendency of or following the spin-off transaction, diversion of management time on the spin-off transaction-related issues, failure to receive the required shareholder approval of the spin-off transaction, retention of existing management team members, the reaction of customers and other parties to the spin-off transaction, the qualification of the spin-off transaction as a tax-free transaction for U.S. federal income tax purposes (including whether or not an IRS ruling will be sought or obtained), potential dissynergy costs between Nielsen Global Connect and Nielsen Global Media, the impact of the spin-off transaction on relationships with customers, suppliers, employees and other business counterparties, general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and other specific risk factors that are outlined in our disclosure filings and materials, which you can find on http://www.nielsen.com/investors, such as our 10-K, 10-Q and 8-K reports that have been filed with the Securities and Exchange Commission. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors, except as required by law.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global measurement and data analytics company that provides the most complete and trusted view available of consumers and markets worldwide. Nielsen is divided into two business units. Nielsen Global Media, the arbiter of truth for media markets, provides media and advertising industries with unbiased and reliable metrics that create a shared understanding of the industry required for markets to function. Nielsen Global Connect provides consumer packaged goods manufacturers and retailers with accurate, actionable information and insights and a complete picture of the complex and changing marketplace that companies need to innovate and grow.

Our approach marries proprietary Nielsen data with other data sources to help clients around the world understand what's happening now, what's happening next, and how to best act on this knowledge.

An S&P 500 company, Nielsen has operations in over 100 countries, covering more than 90% of the world's population. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen.

Results of Operations—(Three and Twelve Months Ended December 31, 2019 and 2018)

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2019	2018	2019	2018
Revenues	$1,691	$1,658	$6,498	$6,515
Cost of revenues	734	707	2,822	2,805
Selling, general and administrative expenses	499	507	1,929	1,958
Depreciation and amortization (1)	206	171	756	675
Impairment of goodwill and other long-lived assets	-	1,413	1,004	1,413
Restructuring charges	28	31	80	139
Operating income/(loss)	224	(1,171)	(93)	(475)
Interest income	2	2	6	8
Interest expense	(98)	(99)	(397)	(394)
Foreign currency exchange transaction gains/(losses), net	-	(4)	(10)	(16)
Other income/(expense), net	(171)	(2)	(169)	(5)
Income/(loss) from continuing operations before income taxes and equity in net income/(loss) of affiliates	(43)	(1,274)	(663)	(882)
Benefit/(provision) for income taxes	(65)	324	260	182
Equity in net income/(loss) of affiliates	-	1	-	-
Net income/(loss)	(108)	(949)	(403)	(700)
Net income/(loss) attributable to noncontrolling interests	1	3	12	12
Net income/(loss) attributable to Nielsen shareholders	$(109)	$(952)	$(415)	$(712)
Net income/(loss) per share of common stock, basic
Net income/(loss) attributable to Nielsen shareholders	$(0.31)	$(2.68)	$(1.17)	$(2.00)
Net income/(loss) per share of common stock, diluted
Net income/(loss) attributable to Nielsen shareholders	$(0.31)	$(2.68)	$(1.17)	$(2.00)
Weighted-average shares of common stock outstanding, basic	356,058,045	355,199,432	355,731,862	355,601,564
Dilutive shares of common stock	-	-	-	-
Weighted-average shares of common stock outstanding, diluted	356,058,045	355,199,432	355,731,862	355,601,564

(1)

Depreciation and amortization associated with tangible and intangible assets acquired in business combinations were $49 million and $205 million, respectively, for the three and twelve months ended December 31, 2019 and $53 million and $220 million, respectively, for the three and twelve months ended December 31, 2018.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2019	2018
	(Unaudited)
Assets:
Current assets
Cash and cash equivalents	$454	$524
Trade and other receivables, net of allowances for doubtful accounts and sales returns of $28 and $31 as of December 31, 2019 and December 31, 2018, respectively	1,103	1,118
Prepaid expenses and other current assets	420	361
Total current assets	1,977	2,003
Non-current assets
Property, plant and equipment, net	466	468
Operating lease right-of-use asset	393	—
Goodwill	5,993	6,987
Other intangible assets, net	4,881	5,024
Deferred tax assets	276	333
Other non-current assets	333	364
Total assets	$14,319	$15,179
Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$1,182	$1,119
Deferred revenues	345	355
Income tax liabilities	60	76
Current portion of long-term debt, finance lease obligations and short-term borrowings	914	107
Total current liabilities	2,501	1,657
Non-current liabilities
Long-term debt and finance lease obligations	7,395	8,280
Deferred tax liabilities	1,052	1,108
Operating lease liabilities	370	—
Other non-current liabilities	613	1,091
Total liabilities	11,931	12,136
Commitments and contingencies (Note 13)
Equity:
Nielsen shareholders’ equity
Common stock, €0.07 par value, 1,185,800,000 and 1,185,800,000 shares authorized, 356,158,879 and 355,323,822 shares issued and 356,149,883 and 355,271,737 shares outstanding at December 31, 2019 and December 31, 2018, respectively	32	32
Additional paid-in capital	4,378	4,720
Retained earnings/(accumulated deficit)	(1,210)	(795)
Accumulated other comprehensive loss, net of income taxes	(1,005)	(1,110)
Total Nielsen shareholders’ equity	2,195	2,847
Noncontrolling interests	193	196
Total equity	2,388	3,043
Total liabilities and equity	$14,319	$15,179

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended
	December 31,
(IN MILLIONS)	2019	2018
Operating Activities
Net income/(loss)	$(403)	$(700)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Share-based compensation expense	50	35
Deferred income tax	5	(514)
Currency exchange rate differences on financial transactions and other (gains)/losses	178	17
Equity in net loss of affiliates, net of dividends received	1	—
Depreciation and amortization	756	675
Impairment of goodwill and other long-lived assets	1,004	1,413
Changes in operating assets and liabilities, net of effect of businesses acquired and divested:
Trade and other receivables, net	4	95
Prepaid expenses and other assets	64	(76)
Accounts payable and other current liabilities and deferred revenues	(20)	(21)
Other non-current liabilities	(95)	(6)
Interest payable	11	14
Income taxes	(489)	126
Net cash provided by/(used in) operating activities	1,066	1,058
Investing Activities
Acquisition of subsidiaries and affiliates, net of cash acquired	(61)	(43)
Proceeds from the sale of subsidiaries and affiliates, net	17	51
Additions to property, plant and equipment and other assets	(116)	(106)
Additions to intangible assets	(403)	(414)
Proceeds from the sale of property, plant and equipment and other assets	—	4
Other investing activities	(19)	2
Net cash provided by/(used in) investing activities	(582)	(506)
Financing Activities
Net borrowings under revolving credit facility	—	—
Proceeds from issuances of debt, net of issuance costs	—	781
Repayment of debt	(57)	(819)
Increase/(decrease) in other short-term borrowings	(1)	1
Cash dividends paid to shareholders	(395)	(494)
Repurchase of common stock	—	(70)
Activity from share-based compensation plans	(8)	15
Proceeds from employee stock purchase plan	4	5
Finance leases	(60)	(76)
Other financing activities	(27)	(19)
Net cash provided by/(used in) financing activities	(544)	(676)
Effect of exchange-rate changes on cash and cash equivalents	(10)	(8)
Net increase/(decrease) in cash and cash equivalents	(70)	(132)
Cash and cash equivalents at beginning of period	524	656
Cash and cash equivalents at end of period	$454	$524
Supplemental Cash Flow Information
Cash paid for income taxes	$(224)	$(206)
Cash paid for interest, net of amounts capitalized	$(386)	$(380)

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that, when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance.  These non-GAAP measures are also consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, we have determined that it is appropriate to make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

Organic Constant Currency Presentation

We define organic constant currency revenue as constant currency revenue excluding the net effect of business acquisitions and divestitures over the past 12 months. Refer to the Constant Currency Presentation section above for the definition of constant currency. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis and organic constant currency basis for the three and twelve months ended December 31, 2019.

(IN MILLIONS) (UNAUDITED)	Three Months Ended December 31, 2019 Reported	Three Months Ended December 31, 2018 Reported	% Variance 2019 vs. 2018 Reported	Three Months Ended December 31, 2018 Constant Currency	% Variance 2019 vs. 2018 Constant Currency	Three Months Ended December 31, 2019 Organic	Three Months Ended December 31, 2018 Organic Constant Currency	% Variance 2019 vs. 2018 Organic Constant Currency

Revenues by segment
Measure	$546	$543	0.6%	$532	2.6%	$544	$532	2.3%
Predict/Activate	256	246	4.1%	246	4.1%	253	243	4.1%
Connect	$802	$789	1.6%	$778	3.1%	$797	$775	2.8%

Audience Measurement	$623	$618	0.8%	$617	1.0%	$623	$617	1.0%
Plan/Optimize	266	251	6.0%	251	6.0%	259	250	3.6%
Media	$889	$869	2.3%	$868	2.4%	$882	$867	1.7%
Total	$1,691	$1,658	2.0%	$1,646	2.7%	$1,679	$1,642	2.3%

(IN MILLIONS) (UNAUDITED)	Twelve Months Ended December 31, 2019 Reported	Twelve Months Ended December 31, 2018 Reported	% Variance 2019 vs. 2018 Reported	Twelve Months Ended December 31 2018 Constant Currency	% Variance 2019 vs. 2018 Constant Currency	Twelve Months Ended December 31, 2019 Organic	Twelve Months Ended December 31, 2018 Organic Constant Currency	% Variance 2019 vs. 2018 Organic Constant Currency

Revenues by segment
Measure	$2,161	$2,211	(2.3)%	$2,131	1.4%	$2,156	$2,131	1.2%
Predict/Activate	896	927	(3.3)%	904	(0.9)%	886	892	(0.7)%
Connect	$3,057	$3,138	(2.6)%	$3,035	0.7%	$3,042	$3,023	0.6%

Audience Measurement	$2,471	$2,411	2.5%	$2,399	3.0%	$2,467	$2,399	2.8%
Plan/Optimize	970	966	0.4%	955	1.6%	943	954	(1.2)%
Media	$3,441	$3,377	1.9%	$3,354	2.6%	$3,410	$3,353	1.7%
Total	$6,498	$6,515	(0.3)%	$6,389	1.7%	$6,452	$6,376	1.2%

The below table presents a reconciliation of Net Income and Adjusted EBITDA on a reported basis to a constant currency basis for the three and twelve months ended December 31, 2019.

(IN MILLIONS) (UNAUDITED)	Three Months Ended December 31, 2019 Reported	Three Months Ended December 31, 2018 Reported	% Variance 2019 vs. 2018 Reported	Three Months Ended December 31, 2018 Constant Currency	% Variance 2019 vs. 2018 Constant Currency
Net Income/(Loss) attributable to Nielsen Shareholders	$(109)	$(952)	(88.6)%	$(957)	(88.6)%

Adjusted EBITDA	$492	$488	0.8%	$485	1.4%

(IN MILLIONS) (UNAUDITED)	Twelve Months Ended December 31, 2019 Reported	Twelve Months Ended December 31, 2018 Reported	% Variance 2019 vs. 2018 Reported	Twelve Months Ended December 31, 2018 Constant Currency	% Variance 2019 vs. 2018 Constant Currency
Net Income/(Loss) attributable to Nielsen Shareholders	$(415)	$(712)	(41.7)%	$(731)	(43.2)%

Adjusted EBITDA	$1,853	$1,850	0.2%	$1,827	1.4%

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense and other non-operating items from our consolidated statements of operations, as well as certain other items that arise outside the ordinary course of our continuing operations specifically described below.

Restructuring charges: We exclude restructuring expenses, which primarily include employee severance, office consolidation and contract termination charges, from our Adjusted EBITDA to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. By excluding these expenses from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value these assets will generate for us. Furthermore, we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Impairment of goodwill and other long-lived assets: We exclude the impact of charges related to the impairment of goodwill and other long-lived assets. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the total company.

Share-based compensation expense: We exclude the impact of costs relating to share-based compensation. Due to the subjective assumptions and a variety of award types, we believe that the exclusion of share-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

Other non-operating expenses, net: We exclude foreign currency exchange transaction gains and losses primarily related to intercompany financing arrangements as well as other non-operating income and expense items, such as, gains and losses recorded on business combinations or dispositions, sales of investments, net income attributable to noncontrolling interests and early redemption payments made in connection with debt refinancing. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Other items: To measure operating performance, we exclude certain expenses and gains that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements, acquisition related expenses, business optimization costs and other transaction costs. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Separation-related costs: To measure operating performance, we exclude certain separation-related costs that would not be incurred if we were not undertaking a separation of our Global Connect business from Global Media and positioning Global Connect and Global Media to operate as two independent companies. These costs include: third-party advisor costs, tax friction, technology related spend, and incremental costs of beginning to operate as two independent companies. We believe that exclusion of these costs will allow users of our financial statements to better understand our financial performance in 2020.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

Adjusted Earnings per Share

We define Adjusted Earnings per Share as net income attributable to Nielsen shareholders per share (diluted) from continuing operations from our consolidated statements of operations, excluding depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense, other non-operating items from our consolidated statements of operations, certain other items considered unusual or non-recurring in nature and separation-related costs, adjusted for income taxes related to these items. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operating performance.

The below table presents reconciliations from net income to Adjusted EBITDA for the three and twelve months ended December 31, 2019 and 2018:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS)	2019	2018	2019	2018
Net income/(loss) attributable to Nielsen shareholders	$(109)	$(952)	$(415)	$(712)
Interest expense, net	96	97	391	386
(Benefit)/provision for income taxes	65	(324)	(260)	(182)
Depreciation and amortization	206	171	756	675
EBITDA	258	(1,008)	472	167
Equity in net (income)/loss of affiliates	-	(1)	-	-
Other non-operating expense, net (a)	172	9	191	33
Restructuring charges	28	31	80	139
Impairment of goodwill and other long-lived assets	-	1,413	1,004	1,413
Share-based compensation expense	11	14	50	35
Other items (b)	23	30	56	63
Adjusted EBITDA	$492	$488	$1,853	$1,850

(a)    For the three and twelve months ended December 31, 2019, other non-operating expense, net includes $170 million of expenses related to the settlement of certain pension plans obligations.

(b)	For the three and twelve months ended December 31, 2019 and 2018, other items primarily consist of business optimization costs, including strategic review costs and transaction related costs.

The below table presents reconciliations from diluted net income per share to Adjusted earnings per share for the three and twelve months ended December 31, 2019 and 2018:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS)	2019	2018	2019	2018
Net income/(loss) attributable to Nielsen shareholders per share of common stock, diluted	$(0.31)	$(2.68)	$(1.17)	$(2.00)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	0.14	0.15	0.58	0.62
Restructuring	0.08	0.09	0.22	0.39
Impairment of goodwill and other long-lived assets	-	3.98	2.82	3.97
Share-based compensation	0.03	0.04	0.14	0.10
Other non-operating (income)/expense, net (a)	0.48	0.01	0.50	0.06
Other items (b)	0.06	0.08	0.16	0.18
Tax effect of above items	(0.07)	(0.12)	(0.31)	(0.45)
Discrete tax (benefit)/provision	-	(1.04)	(1.14)	(1.04)
Adjusted earnings per share	$0.41	$0.51	$1.80	$1.83

(a)    For the three and twelve months ended December 31, 2019, other non-operating expense, net includes $0.48 of expenses related to the settlement of certain pension plans obligations.

(b)For the three and twelve months ended December 31, 2019 and 2018, other items primarily consist of business optimization costs, including strategic review costs and transaction related costs.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchase of common stock, voluntary repayment of debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The following table presents reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS)	2019	2018	2019	2018
Net cash provided by operating activities	$470	$546	$1,066	$1,058
Less: Capital expenditures, net	(177)	(149)	(519)	(516)
Free cash flow	$293	$397	$547	$542

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the 12 months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of December 31, 2019 is as follows:

(IN MILLIONS) (Unaudited)
Gross debt as of December 31, 2019	$8,309
Less: Cash and cash equivalents as of December 31, 2019	(454)
Net debt as of December 31, 2019	$7,855
Adjusted EBITDA for the year ended December 31, 2019	$1,853
Net debt leverage ratio as of December 31, 2019	4.24x